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                            [LETTERHEAD OF DECHERT]

                                                                    Exhibit (11)


December 17, 2001

The Munder Funds Trust
480 Pierce Street
Birmingham, Michigan 48009


Ladies and Gentlemen:

This opinion is given in connection with the filing by The Munder Funds Trust, a Massachusetts business trust ("Trust"), of the Trust's Registration Statement on Form N-14 ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act"), relating to the issuance of shares of beneficial interest, at a par value of $0.01 per share, of the Munder Large-Cap Value Fund, a separate series of the Trust ("Large-Cap Value Fund"), in connection with the acquisition by the Large-Cap Value Fund of all of the assets and the assumption by the Large-Cap Value Fund of all of the liabilities of the Munder Framlington Global Financial Services Fund, a series of The Munder Framlington Funds Trust, in exchange for shares of the Large-Cap Value Fund ("Reorganization"). The authorized shares of beneficial interest of the Large-Cap Value Fund are hereinafter referred to as the "Shares."

We have examined the following Trust documents: the Trust's Declaration of Trust, as amended; the Trust's Amended and Restated By-Laws; the Registration Statement, including the Form of Agreement and Plan of Reorganization included therein; pertinent provisions of the laws of the Commonwealth of Massachusetts; and such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1. The Trust is a business trust duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts; and

2. The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Massachusetts business trust law governing matters such as the due organization of the Company and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the Commonwealth of Massachusetts or to federal securities or other laws.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

                                                     Very truly yours,
                                                     /s/ Dechert